Exhibit 1.2

COWEN AND COMPANY, LLC	WELLS FARGO SECURITIES, LLC
599 Lexington Avenue, 25th Floor	500 West 33rd Street
New York, NY 10022	New York, NY 10001

[•], 2021

Chain Bridge I

100 El Camino Real, Ground Suite

Burlingame, California 94010

Attn:	Michael Rolnick
Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement whereby Chain Bridge I, a Cayman Islands exempted company (“Company”), has requested Cowen and Company, LLC and Wells Fargo Securities, LLC (together, the “Advisors,” and each, an “Advisor”) to assist it in connection with the Company engaging in a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-254502), as amended, filed with the U.S. Securities and Exchange Commission (“Registration Statement”) in connection with the Company’s initial public offering (“IPO”).

1.	Services and Fees. (a) The Advisors will, from time to time, upon the Company’s request and in consultation with the Company:

(i)	Assist the Company in arranging meetings with its shareholders to discuss one or more potential Business Combinations, including making calls to shareholders and providing business updates and marketing feedback, in all cases to the extent legally permissible;

(ii)	Introduce the Company to potential investors to purchase the Company’s publicly-traded securities in after-market transactions following the public announcement of the Business Combination;

(iii)	Provide financial advisory services to assist the Company in its efforts to obtain any shareholder approval for one or more Business Combinations, until such time as the Company has completed an initial Business Combination; and

(iv)	Assist the Company with any press releases and/or filings related to any Business Combination or related Targets (the activities described in the foregoing clauses (i)-(iv), the “Services”); provided, however, that each Advisor may, in its absolute and sole discretion, decline to provide the Services with respect to a Target if it notifies the Company within 10 business days following the Company’s disclosure of the name of such Target to such Advisor, in which case no portion of the Fee (as defined below) shall be due to such Advisor hereunder if the Company consummates a Business Combination with such Target.

Notwithstanding anything to the contrary contained herein, (A) the Services will not include (x) any solicitation of potential investors in connection with the IPO or any Business Combination, (y) any solicitation of proxies in connection with the Business Combination, or (z) any provision of M&A-related advisory services, and (B) the obligations of the Advisors to provide any of the Services or perform any other obligations imposed upon the Advisors hereunder shall be several and not joint. In the event that the Company requests that an Advisor provide any placement agent and/or M&A-related advisory services, such engagement will be set forth in one or more separate agreements between the Company and such Advisor.

(b)            As compensation for the Services, the Company will pay the Advisors a cash fee equal to, in the aggregate, 3.5% of the gross proceeds received by the Company from the sale of its equity securities pursuant to the Registration Statement during the IPO, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option described therein (the “Fee”). The Fee is due and payable to the Advisors by wire transfer at the closing of the initial Business Combination (“Closing”) and shall be allocated as set forth on Schedule 1. If a proposed Business Combination is not consummated for any reason during the 18-month period (as such period may be extended) from the closing of the IPO, no Fee shall be due or payable to any of the Advisors hereunder. The Fee shall be exclusive of any other fees which may become payable to any of the Advisors pursuant to any other agreement among such Advisor and the Company or any Target.

2.	Expenses. At the Closing, the Company shall reimburse the Advisors for all reasonable and documented costs and out-of-pocket expenses incurred by the Advisors (including reasonable and documented fees and disbursements of outside counsel) in connection with the performance of the Services hereunder.

3.	Company Cooperation; Information.

(a)            The Company will provide full cooperation to each Advisor as may be necessary for the efficient performance by such Advisor of its obligations hereunder, including providing to such Advisor and its counsel, on a timely basis, all documents and information regarding the Company and any Target that such Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to such Advisor; and using commercially reasonable efforts to provide such Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of any Target. The Company will promptly notify each Advisor of any change in facts or circumstances or new developments affecting the Company or any Target or that might reasonably be considered material to the Advisors’ engagement hereunder.

(b)            Neither Advisor shall share with third parties any Information, presentations and/or materials about the Company, its shareholders and/or affiliates, any Business Combination and/or any Targets, to the extent that any such information has not already been provided to the public in the Registration Statement, unless such Advisor obtains the Company’s prior written approval (which may be provided via email).

4.	Representations, Warranties and Covenants.

(a)            The Company represents, warrants and covenants to each Advisor that all Information it makes available to such Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

(b)            Each Advisor, severally and not jointly, represents, warrants and covenants to the Company that it is not prohibited from entering into this Agreement by any other contract, agreement, law or order.

5.	Indemnity.

The Company shall indemnify each Advisor and its affiliates and its respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, each Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to its portion of the Fee or any expenses provided for hereunder (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any Services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect its portion of the Fee or any expenses provided for hereunder.

6.	Use of Name and Reports. Without an Advisor’s prior written consent (which may be provided via email), neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to in any public communication (i) such Advisor’s name or (ii) any advice rendered by such Advisor to the Company or any communication from such Advisor, in connection with performance of the Services, except as required by applicable federal or state law, regulation or securities exchange rule.

7.	Status as Independent Contractor. Each Advisor shall perform the Services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that no Advisor shall have authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Company acknowledges and agrees that (i) the Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis and (ii) the transactions contemplated hereby do not constitute a recommendation, investment advice or solicitation of any action by the Advisors. This Agreement is not intended to create a fiduciary relationship between the parties and neither any Advisor nor any of such Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement. Each Advisor shall have no responsibility or liability for the acts or omissions of the other Advisor, and nothing in this Agreement shall create a partnership, joint venture or other similar relationship between the Advisors.

8.	Potential Conflicts. The Company acknowledges that each Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, either Advisor and its respective affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account and the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby, and may provide advisory and other services to one or more actual or potential Targets, investors or other parties to any Business Combination or other transaction entered into by the Company, for which services such Advisor or one or more of its respective affiliates may be paid fees, including fees conditioned upon the closing of a particular Business Combination or other transaction or transactions. Nothing in this Agreement shall be construed to limit or restrict either Advisor or any of its respective affiliates in conducting any such business.

9.	Entire Agreement.

This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10.	Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when sent via email to each party at its respective address set forth below its signature and received by such party’s online access provider or mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this section.

11.	Successors and Assigns.

This Agreement may not be assigned by any party without the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and permitted assigns.

12.	Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company’s engagement of any other consultant(s) shall not affect any Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.	Applicable Law; Venue; Waiver of Jury Trial.

This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

IN THE EVENT OF ANY DISPUTE UNDER THIS AGREEMENT, EACH PARTY HERETO AGREES THAT THE DISPUTE SHALL BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK UNDER THE ACCELERATED ADJUDICATION PROCEDURES OF THE COMMERCIAL DIVISION. EACH PARTY IRREVOCABLY SUBMITS TO SUCH JURISDICTION, WHICH JURISDICTION SHALL BE EXCLUSIVE. EACH PARTY HEREBY WAIVES ANY OBJECTION TO SUCH EXCLUSIVE JURISDICTION AND THAT SUCH COURTS REPRESENT AN INCONVENIENT FORUM. ANY PROCESS OR SUMMONS TO BE SERVED IN SUCH A DISPUTE UPON A PARTY MAY BE SERVED BY TRANSMITTING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, ADDRESSED TO SUCH PARTY AT THE ADDRESS FOR SUCH PARTY SET FORTH AT THE BEGINNING OF THIS AGREEMENT. SUCH MAILING SHALL BE DEEMED PERSONAL SERVICE AND SHALL BE LEGAL AND BINDING UPON THE PARTY BEING SERVED. THE PARTIES AGREE THAT THE PREVAILING PARTY(IES) IN ANY SUCH ACTION SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY(IES) ALL OF SUCH PREVAILING PARTY’S(IES’) REASONABLE ATTORNEYS’ FEES AND EXPENSES RELATING TO SUCH ACTION OR PROCEEDING AND/OR INCURRED IN CONNECTION WITH THE PREPARATION THEREFOR.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.	Interpretation.

The term “including” shall mean “including, but not limited to”.

15.	Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and all of which together shall constitute but one instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding among the Advisors and the Company with respect to the foregoing, please indicate your agreement by signing in the place provided below, and this letter shall become a binding contract as of the date first set forth above.

COWEN AND COMPANY, LLC

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC

By:
Name:
Title:

Agreed and accepted by:

CHAIN BRIDGE I

By:
Name: Michael Rolnick
Title: Chief Executive Officer

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

INDEMNIFICATION

In connection with the Company’s engagement of Cowen and Company, LLC and Wells Fargo Securities, LLC (together, the “Advisors” and each an “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Chain Bridge I (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless each Advisor and each of their respective affiliates and the respective directors, officers, employees, shareholders, representatives and agents of any of the foregoing (collectively, the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person, in connection with the Company’s engagement of such Advisor, or (B) otherwise relate to or arise out of such Advisor’s activities on the Company’s behalf under such Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all reasonable out-of-pocket expenses (including the reasonable out-of-pocket fees and expenses of outside counsel) as incurred by such Indemnified Person in connection with investigating, preparing and defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from bad faith, gross negligence or willful misconduct of any Indemnified Person. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of such Advisor except for any Claim incurred by the Company as a result of an Indemnified Person’s bad faith, gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of an Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder by such Advisor or its applicable Indemnified Persons (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

I-1

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with an actual or potential conflict of interest or if the defendant in, or target of, any such Claim includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be actual or potential legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable out-of-pocket fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not an Advisor is an Indemnified Person) the Company and the applicable Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Advisor, on the other, in connection with such Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of any such Advisor’s contribution to such Claim exceed the amount of Fee actually received by such Advisor from the Company pursuant to such engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and each Advisor, on the other, with respect to such Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders, as the case may be, pursuant to the transaction (whether or not consummated) for which such Advisor is engaged to render services bears to (b) the portion of the Fee paid or proposed to be paid to such Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Person may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

I-2

Schedule 1

Advisor	Allocation
Cowen and Company, LLC	[•]%
Wells Fargo Securities, LLC	[•]%

S-1